                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:
/X/   Preliminary Proxy Statement
/ /   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss.240.14a-12

                               FINISAR CORPORATION
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/   No Fee required.

/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)    Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
2)    Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

--------------------------------------------------------------------------------
4)    Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
5)    Total fee paid:

--------------------------------------------------------------------------------


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)    Amount Previously Paid:

--------------------------------------------------------------------------------
2)    Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
3)    Filing Party:

--------------------------------------------------------------------------------
4)    Date Filed:

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-------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                                                November 6, 2000

Dear Stockholder:

     This year's annual meeting of stockholders will be held on Wednesday, November 29, 2000, at 10 a.m. local time, at the Wyndham Garden Hotel, 1300 Chesapeake Terrace, Sunnyvale, CA. You are cordially invited to attend.

     The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

     After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy card or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

     A copy of our Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review our activities over the past year and our plans for the future. The Board of Directors and Management look forward to seeing you at the annual meeting.


                                         Very truly yours,


                                         Jerry S. Rawls
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD NOVEMBER 29, 2000

TO THE STOCKHOLDERS:

Please take notice that the annual meeting of the stockholders of Finisar Corporation, a Delaware corporation, will be held on Wednesday, November 29, 2000, at 10 a.m. local time, at the Wyndham Garden Hotel, 1300 Chesapeake Terrace, Sunnyvale, CA, for the following purposes:

     1. To elect three (3) Class I directors to hold office for a three-year term and until their respective successors are elected and qualified.

     2. To consider, approve and ratify an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 1,000,000,000.

     3. To consider, approve and ratify the appointment of Ernst & Young LLP as our independent public auditors for the fiscal year ending April 30, 2001.

     4. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on October 20, 2000 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 1308 Moffett Park Drive, Sunnyvale, California 94089.

                                     By order of the Board of Directors,


                                     Stephen K. Workman
                                     SECRETARY
Sunnyvale, California
November 6, 2000

--------------------------------------------------------------------------------
IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS...............................3

SOLICITATION AND VOTING OF PROXIES...............................................3

INFORMATION ABOUT FINISAR CORPORATION............................................4
     Stock Ownership of Certain Beneficial Owners and Management.................4
     Management..................................................................6

EXECUTIVE COMPENSATION AND OTHER MATTERS.........................................8
     Executive Compensation......................................................8
     Stock Options Granted in Fiscal 2000........................................9
     Option Exercises and Fiscal 2000 Year-End Values...........................10
     Employment Contracts and Termination of Employment and
          Change-in-Control Arrangements........................................11
     Compensation of Directors..................................................11
     Compensation Committee Interlocks and Insider
          Participation in Compensation Decisions...............................11
     Certain Relationships and Related Transactions.............................11
     Section 16(a) Beneficial Ownership Reporting Compliance....................11

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION..................12

COMPARISON OF STOCKHOLDER RETURN................................................13

ELECTION OF DIRECTORS...........................................................14

APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO
     INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK...................15
     Background.................................................................15
     Purpose and Effect of the Amendment........................................15
     Vote Required and Board of Directors' Recommendation.......................16

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS......................17
     Vote Required and Board of Directors' Recommendation.......................17

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING....................18

TRANSACTION OF OTHER BUSINESS...................................................19

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

     The accompanying proxy is solicited by the Board of Directors of Finisar Corporation, a Delaware corporation, for use at its annual meeting of stockholders to be held on November 29, 2000, or any adjournment or postponement, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is November 6, 2000, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.


                       SOLICITATION AND VOTING OF PROXIES

     Finisar will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who hold our stock registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

     On October 20, 2000, we had outstanding 179,089,069 shares of common stock, par value $.001 per share, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum.

     All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to our Secretary a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

                      INFORMATION ABOUT FINISAR CORPORATION

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of October 20, 2000, certain information with respect to the beneficial ownership of our common stock by

- each stockholder known by us to be the beneficial owner of more than 5% of our common stock,

-    each of our directors,

- our Chief Executive Officer and our four other most highly compensated executive officers, as of April 30, 2000, and

-    all of our directors and executive officers as a group.


                                                       AMOUNT AND NATURE         PERCENT OF
                                                         OF BENEFICIAL          COMMON STOCK
          NAME OF BENEFICIAL OWNER(1)                     OWNERSHIP(1)         OUTSTANDING(1)
     5% STOCKHOLDERS:

     Margaret G. Rawls..........................           10,048,753             5.6%

     EXECUTIVE OFFICERS AND DIRECTORS:
     Jerry S. Rawls (2).........................           10,566,640             5.9%
     Frank H. Levinson (3)......................           39,036,616            21.8%
     Gregory H. Olsen (4).......................           10,857,738             6.1%
     Mark J. Farley (5).........................            4,604,650             2.6%
     Jan Lipson (6).............................              573,000              *
     Stephen K. Workman (7).....................              530,236              *
     Michael C. Child (8).......................            3,060,920             1.7%
     Roger C. Ferguson (9)......................               90,000              *
     Richard B. Lieb (10).......................               24,800              *
     Larry D. Mitchell (11).....................               25,500              *
     All executive officers and directors
      as a group (10 persons)(12)...............           69,287,106            38.7%

--------------------
* Less than 1%.

(1) Unless otherwise indicated, the address of each of the named individuals is: c/o Finisar Corporation, 1308 Moffett Park Drive, Sunnyvale, CA 94089. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All shares of common stock subject to options exercisable within 60 days following October 20, 2000 are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person. Accordingly, percent ownership is based on 179,089,069 shares of common stock outstanding as of October 20, 2000 plus any shares issuable pursuant to options held by the person or group in question which may be exercised within 60 days following October 20, 2000. Except as indicated in the other footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, these persons have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them.

(2) Represents shares held by the Rawls Family, L.P. Mr. Rawls is the president of the Rawls Management Corporation, the general partner of the Rawls Family, L.P.

(3) Includes 30,560,998 shares held by the Frank H. & Wynnette Levinson 1998 Revocable Trust, 2,929,618 shares held by the Frank H. Wynnette Levinson 1999 Revocable Trust, 1,715,000 held by Seti Trading Co., Inc., an investment company owned by Frank and Wynnette Levinson, 1,325,000 shares held by the Rose Wynnette Levinson 1998 Gift Trust, 1,325,000 shares held by the Alana Marie Levinson 1998 Gift Trust and 1,325,000 shares held by the Frank Henry Levinson 1998 Gift Trust.

(4) Includes 4,957,500 shares held in escrow. One third of such amount will be released on each of the first three anniversaries of October 17, 2000, subject to the achievement of certain development milestones set forth in the acquisition agreement.

(5) Includes 1,884,620 shares issuable upon exercise of options exercisable within 60 days following October 20, 2000, 1,970,030 shares held by the Farley Family Trust and 750,000 shares held by an irrevocable trust for the benefit of Mr. Farley's child.

(6) Includes 540,000 shares subject to a right of repurchase in favor of Finisar which lapses over time.

(7) Includes 480,000 shares subject to a right of repurchase in favor of Finisar which lapses over time.

(8) Includes 3,000,000 shares held by TA/Advent VIII, L.P. and 60,920 shares held by TA Investors. TA/Advent VIII, L.P. and TA Investors LLC are part of an affiliated group of investment partnerships. TA Associates, Inc. through an executive committee, exercises sole voting and investment power with respect to all shares of record held by the named investment partnerships; individually, no stockholder, director or officer of TA Associates, Inc., is deemed to have or share such voting or investment power. Mr. Child disclaims beneficial ownership of all shares held by affiliates of TA Associates, Inc. of which Mr. Child is a Managing Director, except to the extent of 14,964 shares of common stock in which he has an ownership interest through TA Investors LLC.

(9) Includes 72,000 shares which are subject to a right of repurchase in favor of Finisar which lapses over time.

(10) Includes 18,000 shares issuable upon exercise of an option exercisable within 60 days following October 20, 2000 and 800 shares held by Mr. Lieb's wife and children.

(11) Includes 18,000 shares issuable upon exercise of an option exercisable within 60 days following October 20, 2000.

(12) Including 3,060,920 shares held by TA Associates, Inc. and its affiliates as to which Mr. Child disclaims beneficial ownership. See Note 9 above.

MANAGEMENT

     DIRECTORS. This section sets forth for the current directors, including the Class I nominees to be elected at this meeting, information concerning their age and background.

Name                                 Position With Finisar                            Age           Director Since
----                                 ---------------------                            ---           --------------
CLASS I DIRECTORS NOMINATED FOR ELECTION AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS:
Roger C. Ferguson                    Director                                          57                1999
Larry D. Mitchell                    Director                                          58                1999
Gregory H. Olsen                     Director and Executive Vice President             55                2000

CLASS II DIRECTORS WHOSE TERMS EXPIRE AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS:
Frank H. Levinson                    Chairman of the Board                             47                1988
Richard B. Lieb                      Director                                          52                1999

CLASS III DIRECTORS WHOSE TERMS EXPIRE AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS:
Michael C. Child                     Director                                          46                1998
Jerry S. Rawls                       Director, President and Chief                     56                1989
                                     Executive Officer

     ROGER C. FERGUSON has served as Chief Executive Officer of Semio Inc., an early stage software company, since July 1999 and as a principal in VenCraft, LLC, a venture capital partnership, since July 1997. From 1993 to 1997, Mr. Ferguson was Chief Executive Officer of DataTools, Inc., a database software company. From 1987 to 1993, Mr. Ferguson served as Chief Operating Officer for Network General Inc., a network analysis company. Mr. Ferguson also serves on the Boards of Directors of Microtest, Inc. and several other private companies. Mr. Ferguson holds a B.A. in Psychology from Dartmouth College and an M.B.A. from the Amos Tuck School at Dartmouth.

     LARRY D. MITCHELL has been retired since October 1997. From October 1994 to October 1997, he served as a site General Manager in Roseville, California for Hewlett-Packard. Mr. Mitchell holds a B.A. in Engineering Science from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business. Mr. Mitchell also serves on the Board of Directors of California Community Bankshares, Sacramento Commercial Bank and Placer Sierra Bank, each a registered investment company.

     FRANK H. LEVINSON founded Finisar in April 1987 and has served as a member of our Board of Directors since February 1988 and as our Chairman of the Board and Chief Technical Officer since August 1999. Mr. Levinson also served as our Chief Executive Officer from February 1988 to August 1999. From September 1980 to December 1983, Mr. Levinson was a member of Technical Staff at AT&T Bell Laboratories. From January 1984 to July 1984, he was a Member of Technical Staff at Bellcore, a provider of services and products to the communications industry. From April 1985 to December 1985, Mr. Levinson was the principal optical scientist at Raychem Corporation, and from January 1986 to February 1988, he was Optical Department Manager at Raynet, Inc., a fiber optic systems company. Mr. Levinson holds a B.S. in Mathematics/Physics from Butler University and an M.S. and Ph.D. in Astronomy from the University of Virginia.

     GREGORY H. OLSEN has served on our Board of Directors, as our Executive Vice President and President and Chief Executive Officer of Sensors Unlimited, Inc., a wholly owned subsidiary of Finisar, since the closing of the acquisition of Sensors in October 2000. Dr. Olsen founded Sensors Unlimited, a fiber optic component company, in 1991 and has served as its President and Chief Executive Officer since inception. In 1984 Dr. Olsen founded EPITAXX, Inc., and served as its President and Chief Executive Officer from inception 1990 when EPITAXX was acquired by Nippon Sheet Glass. Dr. Olsen holds a BS Physics, a BSEE and MS Physics (magna cum laude) from Fairleigh Dickenson University and a Ph.D. in Material Science from the University of Virginia.

     RICHARD B. LIEB has served as Executive President of SEI Investments, an investment and investment processing business solutions company since November 1990. He also serves on the Board of Directors of OAO Technology Solutions, Inc., an IT outsourcing company. He is also on the Advisory Board of Cross Atlantic Technology Fund, a technology venture capital fund in Radnor, Pennsylvania. Mr. Lieb holds a B.A. in History from Duke University and an M.P.A. in Finance from the Wharton School of Business at the University of Pennsylvania.

     MICHAEL C. CHILD has been employed by TA Associates, Inc., a venture capital investment firm, since July 1982 where he currently serves as a Managing Director. Mr. Child holds a B.S. in Electrical Engineering from the University of California at Davis and an M.B.A. from the Stanford Graduate School of Business. Mr. Child also serves on the Board of Directors of Fargo Electronics.

     JERRY S. RAWLS has served as a member of our Board of Directors since March 1989, as our President since April 1989 and as our Chief Executive Officer since August 1999. From September 1968 to February 1989, Mr. Rawls was employed by Raychem Corporation, a materials science and engineering company, where he held various management positions including Division General Manager of the Aerospace Products Division and Interconnection Systems Division. Mr. Rawls holds a B.S. in Mechanical Engineering from Texas Tech University and an M.S. in Industrial Administration from Purdue University.

     MEETINGS OF THE BOARD OF DIRECTORS. During the fiscal year ended April 30, 2000, our Board of Directors held four meetings. During that period the Audit Committee of the Board held four meetings and the Compensation Committee of the Board held four meetings. We have no standing nominating committee of the Board

     The members of the Audit Committee during fiscal 2000 were Messrs. Child and Ferguson. The Audit Committee of our Board of Directors recommends the appointment of our independent auditors, reviews our internal accounting procedures and financial statements and consults with and reviews the services provided by our independent auditors, including the results and scope of their audit.

     The members of the Compensation Committee during fiscal 2000 were Messrs. Child and Ferguson. The Compensation Committee of our Board of Directors reviews and recommends to the Board of Directors the compensation and benefits of all of our executive officers and establishes and reviews general policies relating to compensation and benefits of our employees. For additional information about the Compensation Committee, see "Report Of The Compensation Committee On Executive Compensation" and "Executive Compensation and Other Matters" below.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation of our Chief Executive Officer and our four other most highly compensated executive officers, as of April 30, 2000, during the fiscal years ended April 30, 2000, 1999 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                                                                           COMPENSATION
                                                  ANNUAL COMPENSATION                         AWARDS
 NAME AND PRINCIPAL                                                     OTHER ANNUAL        SECURITIES           ALL OTHER
     POSITION                     YEAR       SALARY      BONUS(1)       COMPENSATION     UNDERLYING OPTIONS    COMPENSATION
Jerry S. Rawls.............       2000      $200,000    $    1,000         $1,923               --
 President and Chief              1999      $189,423    $  106,192         $4,677               --                $  --
 Executive Officer                1998      $166,346    $   94,000                              --

Frank Levinson.............       2000      $200,000    $    1,000         $2,308               --
 Chief Technical Officer          1999      $189,423    $  106,192         $3,581               --                $  --
                                  1998      $166,385    $   94,000                              --

Mark J. Farley.............       2000      $165,000    $    6,000         $1,587               --
 Vice President, Digital          1999      $149,423    $   64,731         $2,857               --                $  --
 Systems Engineering              1998      $128,846    $   53,000                              --

Jan Lipson.................       2000      $150,000    $    6,000         $1,731               --
 Vice President, Optical          1999      $142,308    $   44,077         $  162           900,000(2)            $  --
 Engineering                      1998         --             --              --                --

Stephen K. Workman.........       2000      $150,000    $    6,000         $1,298               --
 Vice President, Finance,         1999      $17,308     $    3,500                          600,000(2)
 Chief Financial Officer and      1998         --             --              --                --                  --
 Secretary

-------------------

(1)  See "Report Of The Compensation Committee On Executive Compensation."

(2) This option is immediately exercisable, subject to a right of repurchase in favor of Finisar which lapses at a rate of 20% per year over a period of five years.

STOCK OPTIONS GRANTED IN FISCAL 2000

     No options were granted to the persons named in the Summary Compensation Table during the fiscal year ended April 30, 2000.

OPTION EXERCISES AND FISCAL 2000 YEAR-END VALUES

     The following table provides the specified information concerning exercises of options to purchase our common stock in the fiscal year ended April 30, 2000, and unexercised options held as of April 30, 2000, by the persons named in the Summary Compensation Table above. There were no exercises of options by any of the officers named in the Summary Compensation Table during the fiscal year ended April 30, 2000.

    AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

                                      NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                 UNDERLYING UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                                       AT FISCAL YEAR END                AT FISCAL YEAR END (1)

       NAME                    EXERCISABLE(2)     UNEXERCISABLE     EXERCISABLE(2)    UNEXERCISABLE
Jerry S. Rawls................      --                --                $--              $--
Frank H. Levinson.............      --                --                 --               --
Mark J. Farley................   1,884,620            --            $70,320,826           --
Jan Lipson....................      --                --                 --               --
Stephen K. Workman............      --                --                 --               --

-------------------
(1) Based on a fair market value of $37.313, the closing price of our common stock on April 28, 2000, as reported by the Nasdaq National Market.

(2) Stock options granted under the 1999 Option Plan prior to our initial public offering of common stock in November 1999 are generally immediately exercisable at the date of grant, but shares received upon exercise of unvested options are subject to repurchase by Finisar. Options granted after this date under the 1999 Option Plan are generally not immediately exercisable at the date of grant.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     There are no employment contracts or change-in-control arrangements with any of the officers named in the Summary Compensation Table above.

COMPENSATION OF DIRECTORS

     Our directors do not receive cash compensation for their services as directors or members of committees of the Board of Directors. However, non-employee directors are eligible to receive stock options. We do reimburse directors for their reasonable expenses incurred in attending meetings of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Compensation Committee for fiscal year 2000 was composed of Michael C. Child and Roger C. Ferguson. No interlocking relationships exist between any member of our Compensation Committee and any member of any other company's board of directors or compensation committee. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all of our officers, and establishes and reviews general policies relating to compensation and benefits of our employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since April 30, 1999, there has not been, nor is there currently, any transaction or series of similar transactions to which Finisar was or is a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than five percent of Finisar's capital stock had or will have a direct or indirect material interest other than (a) agreements which are described where required under the caption "Management" and
(b) the transactions described below.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish Finisar with copies of all Section 16(a) forms filed by such person.

     Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were complied with, except that three statements of changes in beneficial ownership involving three transactions were not timely filed for Jerry Rawls, Frank Levinson, and Mark Farley in conjunction with the sale of stock in a public offering of common stock in April 2000; and three statements of changes in beneficial ownership involving three transactions for Jan Lipson, Mark Farley, and Steve Workman for shares purchased pursuant to our employee stock purchase plan in May 2000 were not timely filed.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     The goals of our compensation policy are to attract, retain and reward executive officers who contribute to our overall success by offering compensation that is competitive in the networking industry, to motivate executives to achieve our business objectives and to align the interests of officers with the long-term interests of stockholders. We currently uses salary, bonuses and stock options to meet these goals.

FORM OF COMPENSATION

     We provide our executive officers with a compensation package consisting of base salary, incentive bonuses and participation in benefit plans generally available to other employees. In setting total compensation, the Compensation Committee considers individual and company performance, as well as market information regarding compensation paid by other companies in our industry.

     BASE SALARY. Salaries for executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and with reference to salaries for comparable positions in the networking industry for individuals of similar education and background to the executive officers being recruited. We also give consideration to the individual's experience, reputation in his or her industry and expected contributions to Finisar. Salaries are generally reviewed annually by the Compensation Committee and are subject to increases based on (i) the Compensation Committee's determination that the individual's level of contribution to Finisar has increased since his or her salary had last been reviewed and (ii) increases in competitive pay levels.

     BONUSES. It is our policy that a substantial component of each officer's potential annual compensation take the form of a performance-based bonus. Bonus payments to officers other than the Chief Executive Officer are determined by the Compensation Committee, in consultation with the Chief Executive Officer, based on our financial performance and the achievement of the officer's individual performance objectives. The Chief Executive Officer's bonus is determined by the Compensation Committee, without participation by the Chief Executive Officer, based on the same factors.

     LONG-TERM INCENTIVES. Longer term incentives are provided through the 1999 Stock Option Plan, which rewards executives and other employees through the growth in value of our stock. The Compensation Committee believes that employee equity ownership is highly motivating, provides a major incentive for employees to build stockholder value and serves to align the interests of employees with those of stockholders. Grants of stock options to executive officers are based upon each officer's relative position, responsibilities, historical and expected contributions to Finisar, and the officer's existing stock ownership and previous option grants, with primary weight given to the executive officers' relative rank and responsibilities. Initial stock option grants designed to recruit an executive officer to join Finisar may be based on negotiations with the officer and with reference to historical option grants to existing officers. Stock options are granted at an exercise price equal to the market price of our Common Stock on the date of grant and will provide value to the executive officers only when the price of our Common Stock increases over the exercise price.

2000 COMPENSATION

     Compensation for the Chief Executive Officer and other executive officers for 2000 was set according to our established compensation policy described above. At the end of fiscal 2000, we paid bonuses to our executive officers. These payments were based our successes in 2000 in the execution of our operating and strategic plan, including substantial growth in revenue and operating income, the individual executives' contributions to these successes and the overall performance of Finisar and the individual officers' performance with respect to certain specific operational and strategic objectives.

                                         COMPENSATION COMMITTEE

                                         Michael C. Child
                                         Roger C. Ferguson

                        COMPARISON OF STOCKHOLDER RETURN

     Set forth below is a line graph comparing the annual percentage change in the cumulative total return on our common stock with the cumulative total returns of the CRSP Total Return Index for the Nasdaq Stock Market and the CRSP Index for Nasdaq Networking Stocks for the period commencing on November 12, 1999 and ending on April 28, 2000.(1)

                   COMPARISON OF CUMULATIVE TOTAL RETURN FROM
                  NOVEMBER 12, 1999 THROUGH APRIL 28, 2000(1):
                              FINISAR, NASDAQ INDEX
                              AND NETWORKING INDEX



                                    NOVEMBER 12, 1999         APRIL 28, 2000
  Finisar                                 $100.00                 $589.00
  Nasdaq Index                            $100.00                 $114.00
  Networking Index                        $100.00                 $124.00



(1) Assumes that $100.00 was invested on November 12, 1999, at the offering price on the date of our initial public offering, in our common stock and each index. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                              ELECTION OF DIRECTORS

     We have a classified Board of Directors consisting of three Class I directors (Roger C. Ferguson, Larry D. Mitchell and Gregory H. Olsen), two Class II directors (Frank H. Levinson and Richard B. Lieb), and two Class III directors (Michael C. Child and Jerry S. Rawls) who will serve until the annual meetings of stockholders to be held in 2000, 2001 and 2002, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

     The terms of the Class I directors will expire on the date of the upcoming annual meeting. Accordingly, three persons are to be elected to serve as Class I directors of the Board of Directors at the meeting. Management's nominees for election by the stockholders to those two positions are the current Class I members of the Board of Directors: Roger C. Ferguson, Larry D. Mitchell and Gregory H. Olsen. Please see "Information About Finisar Corporation -- Management" above for information concerning the nominees. If elected, the nominees will serve as directors until our Annual Meeting of Stockholders in 2004 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

     If a quorum is present and voting, the two nominees for Class I director receiving the highest number of votes will be elected as Class I directors. Abstentions and broker non-votes have no effect on the vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED ABOVE.

            APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

BACKGROUND

     Under Delaware law, we may only issue shares of common stock to the extent such shares have been authorized for issuance under our Certificate of Incorporation ("Certificate"). The Certificate currently authorizes the issuance of up to 200,000,000 shares of common stock, $0.001 par value. However, as of October 20, 2000, 179,089,069 shares of our common stock were issued and outstanding and 511,315 unissued shares of common stock were reserved for issuance under our equity compensation plans, leaving 11,056,500 shares of common stock unissued and unreserved. In order to ensure sufficient shares of common stock will be available, the Board of Directors in October, 2000 approved, subject to stockholder approval, amending our Certificate of Incorporation to increase the number of shares of such common stock authorized for issuance from 200,000,000 to 1,000,000,000.

     The shortage in our authorized but unissued shares of common stock is primarily attributable to a three-for-one split of our common stock in April of this year. We issued two shares of our common stock as a stock dividend for each share of common stock outstanding on the record date of March 27, 2000 to effect the stock split. Following the stock dividend, approximately 153,800,000 shares of our common stock were outstanding.

     In addition, we recently completed the acquisition of Sensors Unlimited, Inc. through the merger of Sensors with a wholly-owned subsidiary. Sensors is a leading supplier of optical components that monitor the performance of dense wavelength division multiplexing networks. Sensors' technology enables telecommunications companies to optimize the use of existing bandwidth in fiber optic networks. We believe that the acquisition of Sensors will contribute to our success through the diversification of our products, expansion of our customer base and the addition of knowledgeable and experienced personnel.

     Pursuant to the merger, we issued 18,962,141 shares of our common stock in exchange for the outstanding shares of Sensors common stock. In addition, we assumed options to purchase Sensors common stock and have reserved 381,417 shares of our common stock for issuance upon the exercise of the assumed options. The Sensor options converted into Finisar options vested to the extent of the greater of (i) 25% of the total number of shares subject to the option or
(ii) the vested percentage of the Sensors option at the closing of the merger, up to a maximum of 50% of the total number of shares subject to the option. The remainder will vest in three approximately equal annual installments on each of the first three anniversaries of the date of closing of the merger, subject to the optionholder's continued service with Finisar or a subsidiary.

     At the closing of the merger, certificates representing 9,481,032 shares of our common stock, or one-half of the shares issued pursuant to the merger, were deposited into an escrow with U.S. Bank Trust, National Association (the "Escrow Agent"). One-third of the shares deposited in escrow will be released on each of the first three anniversaries of October 17, 2000, the closing date, subject to the achievement of certain development milestones. If the milestones are not achieved, the escrow shares will be cancelled and returned to the status of authorized but unissued shares. Further, one-third of the escrow shares that would otherwise be delivered to the principal shareholders of Sensors on the third anniversary of the closing of the merger will be subject to claims for indemnification by Finisar under the reorganization agreement and the procedures specified in the escrow agreement. Those shares will remain in escrow until all pending claims for indemnification have been resolved.

     In addition to the merger consideration paid to the Sensors shareholders at the closing, on each of the first three anniversaries of the closing of the merger, Finisar will issue and deliver to the former shareholders of Sensors, on a pro rata basis, additional shares of Finisar common stock (valued on the basis of the average closing trading price per share of such stock on the Nasdaq National Market for the ten (10) trading days preceding the applicable payment date). These shares of Finisar common stock will be distributed as follows:

     If on the first anniversary of the closing of the merger, at least 75% of the key management and technical employees originally employed by Sensors, or equivalent replacement employees, are then employed by Finisar, Finisar will issue and deliver Finisar shares having an aggregate value of $2.375 multiplied by the total number of escrow shares, rounded to the nearest whole share; If on the second anniversary of the closing of the merger, at least 65% of the key Sensors employees are then employed by Finisar, Finisar will issue and deliver Finisar shares having a value of $1.58333 multiplied by the total number of escrow shares, rounded to the nearest whole share; and

If on the third anniversary of the closing of the merger, at least 50% of the key Sensors employees are then employed by Finisar, and if prior to that date all six Milestones have been achieved, Finisar will issue Finisar shares having a value of $0.79167 multiplied by the total number of escrow shares, rounded to the nearest whole share.

     The acquisition of Sensors was structured as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and has been accounted for under the "purchase" method of accounting.

PURPOSE AND EFFECT OF THE AMENDMENT

     The purpose of the proposed amendment to the Certificate is to authorize additional shares of common stock which will be available in the event the Board of Directors determines that it is necessary or appropriate to permit future stock dividends or stock splits, to raise additional capital through the sale of equity securities, to acquire another company or its assets, to establish strategic relationships with corporate partners, provide equity incentives to employees and officers or other corporate purposes. The Board of Directors has no current intention to split the outstanding common stock by declaring a stock dividend, and the declaration and payment of such a stock dividend by the Board would be contingent upon several factors, including the market price of our stock, our expectations about future performance, and our beliefs about general stock market trends. The availability of additional shares of common stock is particularly important in the event that the Board of Directors needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of common stock. The Board of Directors has no present agreement, arrangement or commitment to issue any of the shares for which approval is sought. If the amendment is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law.

     The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue authorized common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law. To the extent that additional authorized shares are issued in the future, they may decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. The holders of common stock have no preemptive rights and the Board of Directors has no plans to grant such rights with respect to any such shares.

     The increase in the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control without further action by the stockholders. Shares of authorized and unissued common stock could, within the limits imposed by applicable law, be issued in one or more transactions which would make a change in control of Finisar more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of our company.

     The Board of Directors is not currently aware of any attempt to take over or acquire our company. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized common stock is not prompted by any specific effort or takeover threat currently perceived by management.

     If the proposed amendment is approved by the stockholders, Article 4 of our Certificate of Incorporation will be amended to read as follows:

          A. The total number of shares of all classes of stock which the Corporation will have authority to issue is one billion five million (1,005,000,000), consisting of

             1. Five million (5,000,000) shares of preferred stock, par value one-tenth of one cent ($0.001) per share (the "Preferred Stock"); and

             2. One billion (1,000,000,000) shares of common stock, par value one-tenth of one cent ($0.001) per share (the "common stock").

     The additional shares of common stock to be authorized pursuant to the proposed amendment will have a par value of $0.001 per share and be of the same class of common stock as is currently authorized under the Certificate. We do not have any current intentions, plans, arrangements, commitments or understandings to issue any shares of our capital stock except in connection with our existing stock option and purchase plans and as stock dividends to holders of outstanding stock.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the shares of outstanding common stock is required for approval of this proposal. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present. Abstentions and broker non-votes will have the same effect as a negative vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDER VOTE FOR APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 200,000,000 TO 1,000,000,000 SHARES.

           RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS

     The Board of Directors has selected Ernst & Young LLP as independent public auditors to audit our consolidated financial statements for the fiscal year ending April 30, 2001. Ernst & Young has acted in such capacity since its appointment in fiscal year 1999. A representative of Ernst & Young is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes cast affirmatively or negatively at the annual meeting of stockholders at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes will have any effect on the outcome of the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ERNST & YOUNG AS FINISAR'S INDEPENDENT PUBLIC AUDITORS FOR THE FISCAL YEAR ENDING APRIL 30, 2001.

                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     We have an advance notice provision under our bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to our Secretary. A stockholder proposal to be timely must be received at our principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date our proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year's proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

     Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of Finisar must be received by us at our offices at 1308 Moffett Park Drive, Sunnyvale, California 94089 no later than April 20, 2001 and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in our proxy statement for that meeting.

                          TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2000 annual meeting of stockholders of Finisar Corporation other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                   By Order of the Board of Directors


                                   Stephen K. Workman
                                   SECRETARY


November 6, 2000